Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of June 1, 2018, by and between Royale Energy, Inc., (“Royale”), and PEM Resources Limited Partnership (tax ID 22-3856853) (“Consultant”).

RECITALS

WHEREAS, Royale desires to engage Consultant for the purposes set forth in this Agreement; and

WHEREAS, Consultant desires to perform such services for Royale under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Royale, intending to be legally bound, hereby agree as follows:

1.     Services. Royale hereby engages Consultant to provide advisory services related to Royale’s operations as Consulting Senior Geologist and Business Advisor. Consultant will report directly to the Chief Executive Officer of Royale. Michael McCaskey will be the primary person who will be providing services for Consultant under this Agreement.

2.     Compensation.

(a)     Consultant hereby accepts the engagement described in paragraph 1 above. As compensation for his services, Royale agrees to pay Consultant a monthly retainer fee of $10,000.00 (the “Retainer”). You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 6 of this Agreement. Royale agrees to pay Consultant a lump sum amount of $31,204.731 (representing the pro rata Retainer amount for the period March 1, 2018 through the date of this agreement along with any prior approved, due and unpaid expense reimbursements).

3.     Term. This Agreement will become effective upon execution and will remain in effect for one year after the date of execution. The Agreement is automatically renewable for additional one year terms unless either party notifies the other party at least 10 days prior to the end of the Agreement term of their intent not to renew. This Agreement may be terminated at any time by mutual agreement of the parties, and may be terminated by either party in the event of material breach by the other party, which breach is not cured within 30 days after written notice of the breach is given by the non-breaching party to the breaching party. In the event the Agreement is terminated, Consultant shall be entitled to the Retainer payable through the end of the month in which the Agreement is terminated.

4.     Expenses. Royale shall be responsible for paying all reasonable documented out-of-pocket expenses incurred by Consultant in connection with the performance of services under this Agreement including, but not limited to, expenses such as travel, data processing, production data acquisition, printing, copying, delivery and mailing. Expenses shall be billed to Royale concurrently with Fees and shall be due at the same time Fees are due. Consultant shall not incur expenses greater than $250.00 without Royale’s prior written approval.

5.     Confidentiality, Non-Disclosure, and Other Covenants.

(a)     Non-Disparagement. For so long as this Agreement remains in effect and thereafter, Consultant will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental or disparaging in any material respect to the goodwill of the Royale. Nothing herein, however, prohibits consultant from testifying in a legal proceeding or participating in any manner in an investigation or proceeding with the Securities Exchange Commission or similar agency.

(b)     Covenant of Confidentiality. Consultant recognizes and acknowledges that he will be provided access to confidential information and trade secrets of Royale, and other entities doing business with Royale relating to research, development, marketing, financial, and other business-related activities or may discover, conceive, perfect, or develop, solely or jointly with others, inventions, discoveries, improvements, know-how, computer programs, or other technical, manufacturing, marketing, customer, and/or financial data and information, including, without limitation, access to information regarding the upgrading of current Royale products and the development of new products (hereinafter "Confidential Information"). Such Confidential Information constitutes valuable, special, and unique property of Royale, and/or other entities doing business with Royale. In consideration of such access to Confidential Information, Consultant will not, during or after the term of his employment by Royale, make any use of, or disclose any of such Confidential Information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as is generally available to the public or as specifically allowed in writing by an authorized representative of Royale. This subsection (b) will indefinitely survive the expiration or termination of this Agreement.

(c)     Return of Confidential Information. Upon the expiration of the term or termination of this Agreement, Consultant will surrender to Royale all tangible Confidential Information in the possession of, or under the control of, Consultant, including, but without limitation, the originals and all copies of all software, drawings, manuals, letters, notes, notebooks, reports, and all other media, material, and records of any kind, and all copies thereof pertaining to Confidential Information acquired or developed by Consultant during the term of Consultant's employment (including the period preceding the Effective Date).

(d)     Non-Solicitation. During the term of this Agreement and for a period of one year after termination of the Agreement (the Applicable Period), Consultant will not induce, or attempt to induce, any employee or independent contractor of Royale to cease such employment or contractual relationship with Royale. Consultant furthermore agrees that in the event an employee or independent contractor terminates their employment or contractual relationship with Royale, or such employee or independent contractor is terminated by Royale,

Consultant, without the prior written consent of Royale will not, during the Applicable Period, directly or indirectly, offer employment to, employ, or enter into any agreement or contract with (whether written or oral) such employee or independent contractor, or in any other manner deal with such employee or contractor; provided, that the provisions of this subsection (d) shall not apply to contacts with or solicitations of any person who was an associated person of Royale immediately prior to execution of the Purchase Agreement.

(e)     Right to Injunctive Relief. Consultant acknowledges that a violation or attempted violation on his part of any agreement in this Section 5 will cause irreparable damage to the Royale and its affiliates, and accordingly Consultant agrees that the Royale shall be entitled as a manner of right to an injunction, out of any court of competent jurisdiction restraining any violation or further violation of such agreements by Consultant; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Royale may have. The terms and agreements set forth in this Section 5 shall survive the expiration of the term or termination of this Agreement for any reason. The existence of any claim of Consultant, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Royale of the agreements contained in this Section 5.

6.     Independent Contractor. Royale and Consultant agree that in the performance of the services contemplated herein, Consultant shall be, and is, an independent contractor, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Royale for any purpose. Consultant will be responsible for tools, equipment and all other supplies needed to fully perform its services under the contract. Consultant has and shall retain the right to exercise full control over the employment, direction, compensation and discharge of all persons assisting Consultant. Consultant shall be solely responsible for, and shall hold Royale harmless from all matters relating to the payment of Consultant’s employees, including compliance with the Social Security Administration, Internal Revenue Service, withholdings and all other regulations governing such matters. Consultant has no authority (and shall not hold itself out as having authority) to bind Royale and Consultant shall not make any agreements or representations on Royale’s behalf without Royale’s prior written consent. Consultant and its employees or contractors will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Royale to its employees, and Royale will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify Royale against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify Royale against any claims made by or on behalf of any such employee or contractor.

7.     Indemnification. Consultant is an independent contractor and not an employee for Royale, which agrees to hold Consultant harmless and indemnify it for any and all claims, lawsuits, judgements, or obligations, including counsel fees, experts’ fees and costs for suit arising as a result of work performed pursuant to the Agreement, which are not caused by, nor arise from, any act of Consultant or its employees or representatives, in whole or in part. This

Section does not minimize or restrict the contractual obligations of Royale to reimburse Consultant for expenses it incurs on behalf of Royale. The terms of this Section shall survive the termination of this Agreement.

8.     Miscellaneous.

(a)     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA.

(b)     Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that this Agreement does not supersede or terminate the obligations and assignments of Consultant arising under any separate assignment and nondisclosure agreement (however styled) that may have been, or may be, entered into between the Royale and Consultant. This Agreement may be amended or modified only in writing.

(c)     Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Consultant or the Royale or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as set forth on the signature page.

(d)     Attorney's Fees. In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs from the other party.

(e)     Assignability; Binding Nature. This Agreement is binding upon the Royale and Consultant and their respective successors, heirs, and assigns. The rights and obligations of the Royale hereunder may be assigned by the Royale to any entity that succeeds to all or substantially all of the assets of the Royale through merger, consolidation, liquidation, acquisition of assets, or otherwise.

(f)     Headings. The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(g)     Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, so that both the Royale and Consultant would be relieved of all obligations arising under such provision, it is the agreement of the Royale and Consultant that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefor. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both the Royale and Consultant, then the remainder shall be enforced to the extent permitted by law.

(h)     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be part of the same instrument.

Executed as of the date first set forth above by:

Royale Energy, Inc.                              PEM Resources LP

By:     /s/ Rod Eson                                 /s/ Michael McCaskey

Name:     Rod Eson                                 Name:     Michael McCaskey

Title:     CEO                                           Title: President of the General Partner

Notices: Royale Energy, Inc.                  Notices: PEM Resources LP

1870 Cordell Court, Suite 210               104 West Anapamu Street, Suite C

El Cajon, CA 92020                               Santa Barbara, CA 93101

1 March, April, May bills that are with company